Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  I-TRAX, INC.

      I-trax, Inc., a corporation organized and existing under and by virtue of
Section 242 of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Amended Certificate of Corporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

                  RESOLVED, that the FOURTH Article shall be amended to read in full as follows:

                           "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares, of which (i) 100,000,000 shares are designated as Common Stock, $0.001 par value per share, and (ii) 2,000,000 shares are designated as Preferred Stock, $0.001 par value per share.

                           The Board of Directors of the Corporation is authorized, by resolution or resolutions and subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of shares of Preferred Stock, in one or more series or class, and, by filing a statement pursuant to the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series or class and to fix the designations, powers, preferences and rights of the shares of each such series or class and the qualifications, limitations or restrictions thereof.

                           Effective as of 5:00 p.m., Eastern Time, on January 3, 2003 ("Effective Time"), each one (1) share of Common Stock issued and outstanding prior to the Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into one-fifth (1/5th) of a fully-paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid in surplus of the Corporation, provided that no fractional shares shall be issued and instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the Effective Time.

      SECOND: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer this 27th day of December 2002.

                                          I-TRAX, INC.



                                          By:      /s/ Frank A. Martin
                                                   -------------------
                                                   Frank A. Martin
                                                   Chief Executive Officer